EXHIBIT 99.1

For Immediate Release
Spanish Broadcasting Names New Chief Creative Officer
Veteran media executive will oversee TV, Internet units
and leverage SBS proprietary content to fuel growth
Coconut Grove, FL, January 17, 2006. Spanish Broadcasting System, Inc. (“SBS”; NASDAQ: SBSA) today announced the appointment of Cynthia Hudson-Fernandez to the newly created post of Executive Vice President and Chief Creative Officer.
In her capacity as the head of creative strategy, Ms. Hudson will have overall responsibility for the Company’s recently announced TV venture as well as the upgrading and rebranding of its New Media unit including the bilingual Internet portal, LaMusica.com. In addition, Ms. Hudson will oversee the development, execution and distribution of all SBS proprietary content – a key driver of future revenue growth.
Ms. Hudson is an eight-time Emmy Award winning producer, writer and international television executive with over 20 years experience in both the U.S. broadcast and international cable TV industries. Ms. Hudson’s particular area of expertise has involved the launching of successful start-up TV networks; in 1996 she created Casa Club TV (now a Sony Network); in 1997 she was hired by Hearst Entertainment to create the Cosmopolitan TV Network, now the #1 ranked cable network among women viewers in Spain and a top-rated network in Latin America.
She began her career as a TV news reporter in 1984 and has held numerous positions at both U.S. Spanish-language TV networks Univision and Telemundo, including Senior News Producer, Executive Producer and Vice President of Programming and Production. Since 1997, Ms. Hudson has served as Senior Vice President and Editorial Director of Cosmopolitan TV for the Hearst Corporation.
Raúl Alarcón, Chairman and Chief Executive Officer of SBS stated, “Our content consistently generates substantial audience shares in the nation’s largest Hispanic markets. We are fortunate to count on the expertise and experience of an executive of Cynthia’s caliber to assist us in further unlocking the value of this content with an emphasis on our TV and Internet properties. Her track record is exceptional and I am confident in her ability to enhance our growing status as a leader in Hispanic media.”
Ms. Hudson commented, “I look forward to this unique opportunity to utilize my media background in launching these new initiatives at SBS. I am equally optimistic about our ability to strategize our content and fully leverage its multimedia potential.”

About Cynthia Hudson-Fernandez
For the last eight years, Ms. Hudson has served as Senior Vice President and Editorial Director of Cosmopolitan Television (a Hearst Entertainment and Syndication Group division), heading up the creation and development of the Cosmopolitan TV Networks. The first network was launched in Spain and Portugal in March 2000 as Canal Cosmopolitan Iberia. Today, Cosmo TV Spain is the highest-ranked channel in the market for women viewers. In July 2002, Canal Cosmopolitan Latin America was created, as were other international versions of the Cosmo TV concept. Hudson led the research, development and creation of Cosmo TV, overseeing design of original programs, on-air packaging, promotions and program acquisitions, as well as the creation and production of original formats.
Prior to Cosmo TV, Hudson was Senior Vice President of Programming and Creative Services for United International Holding’s joint venture channel service, United Family Communications (UFC), now MGM Networks Latin America. While at UFC she created Casa Club TV, the first pan-regional Home channel for Latin America (today MGM).
Hudson was the Vice President of Programming and Production for the Telemundo Network from 1992-94. During her tenure the network’s programming line-up was redesigned, achieving its highest ratings to date and developing its first in-house telenovela production unit with successes such as “Tres Destinos”, a prime-time scripted drama series that debuted in 1994.
From 1984 to 1992, Hudson held various production and executive positions with the Univision Network, including Executive Producer of the first daytime U.S. Hispanic magazine show, “TV Mujer” (“TV Woman”), which garnered Univision its first Emmy Award for ongoing series production.
More recently, she created the first English-language, globally syndicated telenovela “Miami Sands”, distributed by Promark Entertainment.
Ms. Hudson has a Master’s degree in Communications from the University of Miami focusing on the acculturation and media consumption of the immigrant population in the United States.
About Spanish Broadcasting System
Spanish Broadcasting System, Inc. is the largest Hispanic-controlled radio broadcasting company in the United States. Upon the completion of all previously announced transactions, SBS will own and operate 20 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish–language radio station in America, WSKQ-FM in New York City, as well as the nationally top-rated radio stations in the Tropical, Regional Mexican, Spanish Adult Contemporary and Hurban format genres. The Company also produces live entertainment concerts and events in all of its markets. On July 13, 2005 the Company announced the acquisition of WDLP-TV, a full-power television station serving South Florida. The Company also operates LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate site can be accessed at www.spanishbroadcasting.com

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Contact:
Analysts and Investors
Joseph A. García
Executive Vice President, Chief Financial Officer
(305) 441-6901
dchacon@sbscorporate.com
Media and Press
Todd St.Onge
Brainerd Communicators, Inc.
(212) 986-6667
stonge@braincomm.com

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